Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED REPORTS FIRST QUARTER RESULTS

CHICAGO, IL (April 29, 2010) – NovaMed, Inc. (Nasdaq: NOVA), a leading operator of ambulatory surgery centers in partnership with physicians, today announced results for the first quarter ended March 31, 2010.  Total net revenue was $37,055,000, down 3% from $38,294,000 in the prior year first quarter.  Same-facility net revenue declined 4% for the quarter.   Net income from continuing operations attributable to NovaMed in the first quarter of 2010 was $1,336,000, down 23% from $1,729,000 in the prior year first quarter.  Diluted earnings from continuing operations per common share attributable to NovaMed were $0.06 in the first quarter of 2010, down 25% from $0.08 in the first quarter of 2009.

Net cash provided by operating activities in the first quarter of 2010 was $9,723,000 and distributions to noncontrolling interests, which are included in net cash used in financing activities, were $4,328,000.  Net cash provided by operating activities less distributions to noncontrolling interests was $5,395,000, or $0.23 per diluted share.  Interest expense in the first quarter of 2010 included non-cash, imputed interest of $1,101,000, or $0.03 per diluted share, compared to $1,008,000, or $0.03 per diluted share, in the first quarter of 2009.  This interest expense is recorded in accordance with NovaMed’s adoption of Accounting Standards Codification (“ASC”) 470-20.

“Severe winter weather in some of our markets together with the continuing difficult economic conditions negatively impacted our performance in the first quarter,” commented Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc.  “January and February were very soft months for surgical procedures performed in our surgery centers but we did experience nice improvement in March.  The weather problems are obviously behind us but the economy continues to be a headwind toward realizing growth in surgical procedure volumes.  However, our cash flow remains strong with net cash from operating activities less distributions to noncontrolling interests of $5.4 million or 4.0 times net income from continuing operations attributable to NovaMed.  With capital expenditures of $234,000 in the quarter, our free cash flow of $5.2 million continued to allow us to deleverage our balance sheet in the first quarter.”

Highlights of first quarter continuing operations include:

•	Total net revenue of $37,055,000

•	Earnings per diluted share from continuing operations of $0.06

•	Net cash from operating activities less distributions to noncontrolling interests of $5,395,000, or $0.23 per diluted share

“As we have stated, our priority over the past year has been to deleverage.  In the last five quarters we have reduced our senior debt outstanding by almost $24 million, or just over $1.00 per share.  This has strengthened our balance sheet and increased our capacity for growth,” added Mr. Hall.  “Clearly our goal for 2010 is to seek out and close attractive acquisition opportunities.  However, in the meantime we will continue to use our expected annual free cash flow of over $20 million to delever our balance sheet.”

Mr. Hall concluded, “We believe the long term prospects for the ASC industry are very positive.  While none of us are happy with the current softness we are experiencing, it is important to remember ASCs serve a critical need in the health care system.  We represent the lowest cost setting with the highest quality outcomes and are preferred by patients, payors and physicians.  ASCs and NovaMed are part of the solution.”

Impact of Adoption of ASC 470-20
Effective January 1, 2009, NovaMed adopted ASC 470-20, Debt with Conversion and Other Options.  ASC 470-20 impacts the accounting treatment of our 1.0% convertible senior subordinated notes due June 15, 2012.  As noted above, the adoption of ASC 470-20 added non-cash, imputed interest expense of $1,101,000 and $1,008,000 to first quarters of 2010 and 2009, respectively.  We estimate that the adoption of ASC 470-20 will add approximately $4.6 million of imputed interest expense to our 2010 results of operations.  However, the adoption of ASC 470-20 will not have an impact on our cash flows.

About NovaMed
NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.  Learn more at www.novamed.com.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Eastern Time on Thursday, April 29, 2010.  All interested parties can join the call by dialing (800) 884-5695 or (617) 786-2960 for international callers.  Please dial in 10 minutes prior to the call to secure a line and use the passcode: NOVAMED Q1 EARNINGS.  Investors can also listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com.  For those who cannot listen to the live broadcast, a replay will be available at these sites through May 29, 2010.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported.  This press release contains forward-looking statements that relate to possible future events.  These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release.  These risks and uncertainties include: the current difficult economy and tightened credit markets; our current and future debt levels; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and uncertainty around national healthcare reform and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary.  Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2009 Form 10-K filed on March 16, 2010.  Readers should not place undue reliance on any forward-looking statements.  Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

Investor Relations:
Susan A. Noonan
S. A. Noonan Communications
(212) 966-3650
susan@sanoonan.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended March 31,
	2010	2009
Net revenue:
Surgical facilities	$30,553	$31,891
Product sales and other	6,502	6,403
Total net revenue	37,055	38,294

Operating expenses:
Salaries, wages and benefits	11,844	12,018
Cost of sales and medical supplies	8,602	8,574
Selling, general and administrative	7,095	6,944
Depreciation and amortization	1,398	1,425
Total operating expenses	28,939	28,961

Operating income	8,116	9,333

Interest (income) expense, net	2,279	2,184
Other (income) expense, net	20	12

Income before income taxes	5,817	7,137
Income tax provision	872	1,106
Net income from continuing operations	4,945	6,031
Net income from discontinued operations	-	-

Net income	$4,945	$6,031

Net income attributable to noncontrolling interests	3,609	4,302
Net income attributable to NovaMed, Inc.	$1,336	$1,729

Amounts attributable to NovaMed, Inc.:
Net income from continuing operations	$1,336	$1,729
Net income from discontinued operations	-	-
Net income attributable to NovaMed, Inc.	$1,336	$1,729

Diluted earnings per common share attributable to NovaMed, Inc.:
Earnings from continuing operations	$0.06	$0.08
Earnings from discontinued operations	-	-
Net earnings	$0.06	$0.08

Shares used in computing diluted earnings per share	23,502	23,024

	Three months ended March 31,
	2010	2009
Selected Operating Data:

ASCs operated at end of period	37	37
Procedures performed during the period	36,604	38,944

Reconciliation of net income from continuing operations
attributable to NovaMed, Inc. to EBITDA (1)(2):
Net income from continuing operations attributable to NovaMed, Inc.	$1,336	$1,729
Add: income tax provision	872	1,106
Add: interest expense, net	2,279	2,184
Add: depreciation and amortization	1,398	1,425
Add: stock compensation expense	425	534
EBITDA	$6,310	$6,978

Reconciliation of net income from continuing operations
attributable to NovaMed, Inc. to non-GAAP net income
from continuing operations attributable to NovaMed, Inc. (1)(3):
Net income from continuing operations attributable to NovaMed, Inc.	$1,336	$1,729
After-tax imputed interest expense required by ASC 470-20	666	615
Non-GAAP net income from continuing operations
attributable to NovaMed, Inc.	$2,002	$2,344

Reconciliation of diluted earnings per common share from
continuing operations attributable to NovaMed, Inc. to
non-GAAP diluted earnings per common share from
continuing operations attributable to NovaMed, Inc. (1)(3):
Diluted earnings per common share from continuing operations
attributable to NovaMed, Inc.	$0.06	$0.08
After-tax imputed interest expense required by ASC 470-20	0.03	0.03
Non-GAAP diluted earnings per common share from continuing
operations attributable to NovaMed, Inc. (4)	$0.09	$0.10

Computation of net cash provided by operating activities less distributions to noncontrolling interests per diluted share (1):
Net cash provided by operating activities	$9,723	$8,919
Distributions to noncontrolling interests	(4,328)	(4,693)
Net cash provided by operating activities less distributions to noncontrolling interests	5,395	4,226
Diluted shares outstanding	23,502	23,024
Net cash provided by operating activities less distributions to noncontrolling interests per diluted share	$0.23	$0.18

	March 31,	December 31,
	2010	2009

Balance Sheet Data:
Cash and cash equivalents	$5,195	$3,884
Accounts receivable, net	20,333	19,177
Working capital	8,623	7,146
Total assets	249,221	247,967
Long-term debt	102,377	104,282
Total NovaMed, Inc. stockholders' equity	92,589	91,028
Noncontrolling interests	14,232	14,984

	Three months ended March 31,
	2010	2009

Statement of Cash Flow Data:
Net cash provided by operating activities	$9,723	$8,919
Net cash used in investing activities	$(295)	$(1,201)
Net cash used in financing activities	$(8,117)	$(7,113)

Notes:

(1)
NovaMed uses certain non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures as shown in the reconciliations provided in this press release.  NovaMed believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors for the reasons noted below.  There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon NovaMed's reported financial results.  The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in this press release.

(2)
NovaMed defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and stock compensation expense.  EBITDA is a non-GAAP financial measure used by management, the health care industry and the financial community to evaluate company performance, allocate resources and measure leverage and debt service capacity.  Other companies may calculate EBITDA differently than NovaMed, limiting its usefulness as a comparative measure.

(3)
NovaMed adopted ASC 470-20 effective January 1, 2009.  This new accounting rule resulted in the addition of $666,000 and $615,000 in non-cash, after-tax interest expense for the three months ending March 31, 2010 and 2009, respectively.  NovaMed is providing this non-GAAP financial measure to highlight to the long-term readers of its financial statements the cause of the significant reduction in its earnings from what was reported in prior years.

(4)	Discrepancies between the totals and the sums of the amounts listed are due to rounding.